Exhibit j(1)


CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A of Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, Fidelity Dividend Growth Fund, Fidelity Growth & Income Portfolio, and Fidelity OTC Portfolio of our reports dated September 8, 1999 on the financial statements and financial highlights included in the July 31, 1999 Annual Reports to Shareholders of Fidelity Blue Chip Growth Fund, Fidelity Dividend Growth Fund, Fidelity Growth & Income Portfolio, and Fidelity OTC Portfolio.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
September 22, 1999